UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): December 21, 2010
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
     On December 21, 2010, the Audit Committee of Mercantile Bancorp, Inc. (the “Company”) determined that the Company’s unaudited financial statements issued for the three and nine months ended September 30, 2010 and included in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 15, 2010, should no longer be relied upon as a result of an additional approximately $16.3 million of noncash losses that the Company will record in the third quarter of 2010. The additional noncash losses are due to a change in the calculation of loan loss provision relating to the additional write-down of approximately $6.2 million in loans (subject to any potential recovery) and a re-evaluation of deferred tax assets as of September 30, 2010 that resulted in the recording of additional deferred tax asset valuation of approximately $10.1 million. The Company will restate its financial statements for the three and nine months ended September 30, 2010, and will file an amendment on Form 10-Q/A with the U.S. Securities and Exchange Commission as soon as practicable, to reflect these changes.
     The Company determined that it needed to make these changes to its loan loss provision and deferred tax assets after Mercantile Bank, the Company’s largest subsidiary bank, received the results of a recent, regularly scheduled safety and soundness examination conducted jointly by the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Division of Financial Institutions (the “IDFI”) and completed in December. Subsequently, Mercantile Bank amended its call report on December 17, 2010, to reflect an additional $6.2 million in loan loss provision. The additional loan loss provision was required to increase the allowance for loan losses to a level deemed appropriate by Company management following the additional write-down of two commercial real estate loans. As a result of the examination, Mercantile Bank reviewed Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events,” and also reassessed it evaluation of potential impairment losses required by ASC Topic 310, “Receivables,” as well as information about the valuation of the underlying loan collateral and the financial condition of the borrowers, and determined that it was appropriate to record the write-down of the two impaired commercial real estate loans and make the additional adjustments retroactive to the third quarter of 2010.
     Due to the determination to record additional loan loss provision in the third quarter of 2010, the Company’s capital ratios will be reduced and the Company re-evaluated the adequacy of the valuation allowance established for its deferred tax assets. Based on its analysis, the Company determined that it was no longer more likely than not that it could generate sufficient taxable income to realize the deferred tax assets in future near-term periods as defined by generally accepted accounting principles, and accordingly recorded an additional valuation allowance in the third quarter of 2010 in the amount of $10.1 million, representing the full remaining balance of the Company’s and each of its subsidiary banks’ deferred tax assets prior to the adjustment.
     The decision to restate the Company’s financial statements was made and authorized by the Audit Committee of the Board of Directors of the Company, upon the recommendation of Company management. The Company’s Chief Financial Officer and the Audit Committee

discussed the matters disclosed in this filing with BKD LLP, the Company’s independent registered public accounting firm.
     Based on the need to revise the unaudited consolidated financial statements for the three and nine months ended September 30, 2010, the Company’s management and the Audit Committee of the Board of Directors have taken steps recently to evaluate the Company’s internal control over financial reporting, subsequent to September 30, 2010, and have concluded there is a material weakness in their design of such internal controls. The material weakness relates to the identification and communication of subsequent events. Management is in the process of implementing procedures for the timely identification and communication of subsequent events to the Audit Committee.
     This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this Current Report, and the Company assumes no obligation to update such forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from the Company’s actual results or future events. Specifically, the anticipated effects of the restatement described above are preliminary and may be subject to change as the Company completes its analysis. Additional risks, uncertainties and other factors that may cause actual results to differ from expectations, are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Forms 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, as on file with the Securities and Exchange Commission.

Item 9.01	Financial Statements And Exhibits
     (d) Exhibits:

Exhibit
Number	Description
99.1	Press release issued by Mercantile Bancorp, Inc. on December 28, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: December 28, 2010

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